FOR IMMEDIATE RELEASE

ELLIE MAE NAMES JONATHAN CORR PRESIDENT

PLEASANTON, Calif. - February 14, 2013 - Ellie Mae® (NYSE: ELLI), a leading provider of enterprise-level, on-demand automated solutions for the residential mortgage industry, today announced that Jonathan Corr has been named president and chief operating officer (COO). In this role, he will now be responsible for managing the company's day-to-day operations.

Corr will continue to report to Sig Anderman, the company's chairman and chief executive officer.

“It's hardly a secret that Jonathan has played a central role in Ellie Mae's growth,” said Anderman. “He was our 'point man' in the concept and creation of Encompass®, a strong advocate for our software-as-a-service (SaaS) strategy, and he's worked closely with me to complete and successfully integrate our major acquisitions, including DataTrac® and Mavent®. Since our successful initial public offering in 2011, he has also been heavily involved in our investor relations program.”

Anderman added, “Going forward, Jonathan and Ed Luce, our chief financial officer, will handle the day-to-day management of Ellie Mae. This, in turn, will allow me to focus my time and energies more fully on our long-term growth strategy, new corporate and client initiatives, and potential acquisitions.”

An 11-year veteran of Ellie Mae, Corr was named COO in 2011. Earlier, he led the company's product management efforts and was chief strategy officer. In 2007, he was recognized in Mortgage Banking Magazine's list of IT All-Stars for his contributions in mortgage technology. Prior to Ellie Mae, Corr held executive level positions at PeopleSoft, Inc. and Kana Software.

Corr has a Bachelor of Science degree in Engineering from Columbia University and a Master of Business Administration degree from Stanford University.

About Ellie Mae
Ellie Mae, Inc. (NYSE: ELLI) is a leading provider of on-demand automation solutions for the mortgage industry. The Company offers an end-to-end solution, delivered using a Software-as-a-Service model that serves as the core operating system for mortgage originators and spans customer relationship management, loan origination and business management. The Company also hosts the Ellie Mae Network™ that allows Encompass® users to electronically conduct business transactions with the lenders and settlement service providers they work with to process and fund loans. The Company's offerings include the Encompass, Encompass360® and DataTrac® mortgage management software systems.

Ellie Mae was founded in 1997 and is based in Pleasanton, California. To learn more about Ellie Mae, visit

www.EllieMae.com or call 877.355.4362.

© 2013 Ellie Mae, Inc. Ellie Mae®, Encompass®, Encompass360®, DataTrac®, Ellie Mae Network™, Ellie Mae Total Quality Loan™ Program. Mavent® and the Ellie Mae logo are registered trademarks or trademarks of Ellie Mae, Inc. or its subsidiaries. All rights reserved. Other company and product names may be trademarks or copyrights of their respective owners.

PRESS CONTACT

Bill Campbell
Campbell Lewis Communications
212.995.8057
bill@campbelllewis.com

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